                     UNITED STATES                          OMB APPROVAL
          SECURITIES AND EXCHANGE COMMISSION           OMB NUMBER: 3235-0145
               WASHINGTON, D.C.  20549                 EXPIRES: OCTOBER 31, 1994
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE 14.90




                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                Hot Topic, Inc.
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)


                                  441339 10 8
                       ----------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            FILED FEBRUARY 13, 1997

                     (REFLECTING OWNERSHIP AS OF 12/31/96)

CUSIP NO.  441339 10 8                13G              PAGE  2    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    198,964
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   198,964
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,964
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.32%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  441339 10 8                13G              PAGE  3    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO VENTURES II, L.P.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    287,459
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   287,459
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          287,459
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.24%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  441339 10 8                13G              PAGE  4    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO VENTURES IIB, L.P.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    141,304
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   141,304
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          141,304
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.07%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  441339 10 8                13G              PAGE  5    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO ASSOCIATES, INC.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     198,964
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               198,964
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,964
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.32%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  441339 10 8                13G              PAGE  6    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO EQUITY PARTNERS, L.P.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     287,459
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               287,459
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          287,459
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.24%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  441339 10 8                13G              PAGE  7    OF  11   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          SORRENTO EQUITY PARTNERS II, L.P.
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF CALIFORNIA
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     141,304
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               141,304
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          141,304
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          3.07%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a)      Name of Issuer:  HOT TOPIC, INC.

(b)      Address of Issuer's Principal
         Executive Officers:  3410 POMONA BOULEVARD
                              POMONA, CA  91766

ITEM 2.

(a)      Name of Person Filing:

                 SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP SORRENTO VENTURES II, L.P.
                 SORRENTO VENTURES IIB, L.P.
                 SORRENTO ASSOCIATES, INC., THE GENERAL PARTNER OF SORRENTO
                   VENTURES
                 SORRENTO EQUITY PARTNERS, L.P., THE GENERAL PARTNER OF
                   SORRENTO VENTURES II, L.P.
                 SORRENTO EQUITY PARTNERS II, L.P., THE GENERAL PARTNER OF
                   SORRENTO VENTURES IIB, L.P.

(b)      Address of Principal Business
         Office or, if none, Residence: 4370 LA JOLLA VILLAGE DRIVE, STE. 1040
                                        SAN DIEGO, CA 92122 (FOR EACH OF THE
                                        ABOVE ENTITIES)

(c)      Place of Organization:   STATE OF CALIFORNIA (FOR EACH OF THE
                                  ABOVE ENTITIES)

(d)      Title of Class of Securities:  COMMON STOCK

(e)      CUSIP Number:  441339 10 8

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

(a) Amount Beneficially Owned: As of December 31, 1996, each of the following is the owner of record of the number of shares of Common Stock set forth next to its name:

                                                               SHARES    OPTIONS
                                                               ------    -------
         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:  194,014    4,950
         SORRENTO VENTURES II, L.P.:                           281,409    6,050
         SORRENTO VENTURES IIB, L.P.:                          141,304      -0-
         SORRENTO ASSOCIATES, INC.:                            194,014    4,950
         SORRENTO EQUITY PARTNERS, L.P.:                       281,409    6,050
         SORRENTO EQUITY PARTNERS II, L.P.:                    141,304      -0-

(b)      Percent of Class:

         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:  4.32%
         SORRENTO VENTURES II, L.P.:                           6.24%
         SORRENTO VENTURES IIB, L.P.:                          3.07%
         SORRENTO ASSOCIATES, INC.:                            4.32%
         SORRENTO EQUITY PARTNERS, L.P.:                       6.24%
         SORRENTO EQUITY PARTNERS II, L.P.:                    3.07

(c)      Number of shares as to which such person has:





                               Page 8 of 11 Pages

         (i)     sole power to vote or to direct the vote:

         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:            198,964
         SORRENTO VENTURES II, L.P.:                                     287,459
         SORRENTO VENTURES IIB, L.P.:                                    141,304
         SORRENTO ASSOCIATES, INC.:                                          -0-
         SORRENTO EQUITY PARTNERS, L.P.:                                     -0-
         SORRENTO EQUITY PARTNERS II, L.P.:                                  -0-

         (ii)    shared power to vote or to direct the vote:

         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:                -0-
         SORRENTO VENTURES II, L.P.:                                         -0-
         SORRENTO VENTURES IIB, L.P.:                                        -0-
         SORRENTO ASSOCIATES, INC.:                                      198,964
         SORRENTO EQUITY PARTNERS, L.P.:                                 287,459
         SORRENTO EQUITY PARTNERS II, L.P.:                              141,304

         (iii)   sole power to dispose or to direct the disposition of:

         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:            198,964
         SORRENTO VENTURES II, L.P.:                                     287,459
         SORRENTO VENTURES IIB, L.P.:                                    141,304
         SORRENTO ASSOCIATES, INC.:                                          -0-
         SORRENTO EQUITY PARTNERS, L.P.:                                     -0-
         SORRENTO EQUITY PARTNERS II, L.P.:                                  -0-

         (iv)    shared power to dispose or to direct the disposition of:

         SORRENTO VENTURES, A CALIFORNIA LIMITED PARTNERSHIP:            198,964
         SORRENTO VENTURES II, L.P.:                                     287,459
         SORRENTO VENTURES IIB, L.P.:                                    141,304
         SORRENTO ASSOCIATES, INC.:                                          -0-
         SORRENTO EQUITY PARTNERS, L.P.:                                     -0-
         SORRENTO EQUITY PARTNERS II, L.P.:                                  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP





                               Page 9 of 11 Pages

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

EXHIBIT A:  Joint Filing Statement

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 11, 1997

SORRENTO VENTURES, A California             SORRENTO VENTURES II, L.P.
limited partnership

By:  Its General Partner,                   By:  Its General Partner
Sorrento Associates, Inc.                   Sorrento Equity Partners, L.P.


By:      /s/  Robert M. Jaffe               By:     /s/  Robert M. Jaffe
   ---------------------------------           ---------------------------------
President, Sorrento Associates, Inc.        President, Sorrento Associates, Inc.
------------------------------------        ------------------------------------
Name/Title                                  Name/Title


SORRENTO VENTURES IIB, L.P.                 SORRENTO ASSOCIATES, INC.

By:  Its General Partner
Sorrento Equity Partners II, L.P.


By:      /s/  Robert M. Jaffe               By:     /s/ Robert M. Jaffe
   ---------------------------------           ---------------------------------


President, Sorrento Associates, Inc.        President
------------------------------------        ------------------------------------
Name/Title                                  Name/Title


SORRENTO EQUITY PARTNERS, L.P.              SORRENTO EQUITY PARTNERS II, L.P.

By:  Its General Partner                    By:  Its General Partner
Sorrento Associates, Inc.                   Sorrento Associates, Inc.


By:      /s/  Robert M. Jaffe               By:     /s/  Robert M. Jaffe
   ---------------------------------           ---------------------------------


President, Sorrento Associates, Inc.        President, Sorrento Associates, Inc.
------------------------------------        ------------------------------------
Name/Title                                  Name/Title





                              Page 10 of 11 Pages

                                   EXHIBIT A

                             JOINT FILING STATEMENT


         Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February 11, 1997

SORRENTO VENTURES, A California             SORRENTO VENTURES II, L.P.
limited partnership

By:  Its General Partner,                   By:  Its General Partner
Sorrento Associates, Inc.                   Sorrento Equity Partners, L.P.


By:      /s/  Robert M. Jaffe               By:     /s/  Robert M. Jaffe
   ---------------------------------           ---------------------------------
President, Sorrento Associates, Inc.        President, Sorrento Associates, Inc.
------------------------------------        ------------------------------------
Name/Title                                  Name/Title


SORRENTO VENTURES IIB, L.P.                 SORRENTO ASSOCIATES, INC.

By:  Its General Partner
Sorrento Equity Partners II, L.P.


By:      /s/  Robert M. Jaffe               By:     /s/ Robert M. Jaffe
   ---------------------------------           ---------------------------------


President, Sorrento Associates, Inc.        President
------------------------------------        ------------------------------------
Name/Title                                  Name/Title


SORRENTO EQUITY PARTNERS, L.P.              SORRENTO EQUITY PARTNERS II, L.P.

By:  Its General Partner                    By:  Its General Partner
Sorrento Associates, Inc.                   Sorrento Associates, Inc.


By:      /s/  Robert M. Jaffe               By:     /s/  Robert M. Jaffe
   ---------------------------------           ---------------------------------


President, Sorrento Associates, Inc.        President, Sorrento Associates, Inc.
------------------------------------        ------------------------------------
Name/Title                                  Name/Title





                              Page 11 of 11 Pages